QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Tumbleweed Adds Depth to Executive Management Team

    Tumbleweed brings on Doug Sabella as President and Chief Operating Officer, Deborah Rieman joins Tumbleweed Board of Directors

    REDWOOD CITY, CA—March 5, 2001—Tumbleweed Communications Corp.® (NASDAQ: TMWD), a leading provider of mission critical messaging solutions, today announced additions to its executive management team. Doug Sabella has joined the company as President and Chief Operating Officer, and has joined the Tumbleweed Board of Directors. In addition, Dr. Deborah D. Rieman has joined the Tumbleweed Board of Directors.

    "We see an enormous market opportunity for Tumbleweed solutions. In 2000 we grew revenue 144 per cent, and nearly doubled our customer base to over 900 customers. These key additions to our team ensure that we have the operational skills and management experience to grow the company to the next level," said Jeffrey C. Smith, chairman and CEO, Tumbleweed Communications Corp. "Doug brings more than 20 years of management expertise to Tumbleweed. Deborah's deep knowledge of our industry is a significant addition to our Board. Their combined experience complements our existing team and adds the skills we need to scale our organization intelligently and continue to grow our revenue base. With Deborah on the board and Doug in place as president and COO, we have the leadership in place to capture a compelling market. I am excited about our opportunities and strongly committed to Tumbleweed's future success."

    Sabella brings to Tumbleweed a distinguished track record in the software industry—having successfully led businesses ranging from $100 million to $2.2 billion in size. Sabella delivered strong results during the 15 years he spent at Lucent Technologies. His most recent position at Lucent was president of the $2.2 billion-dollar, 3,500-employee Communications Applications Group, where he led the messaging, CRM solutions, conferencing and collaboration, and the IP solutions businesses. Prior to holding that position, Sabella was COO for Lucent's Octel Messaging division, where he was responsible for the worldwide operations. He also served as vice president of Lucent's Communications Software business, where he was responsible for developing strategy and setting the engineering and marketing direction for the Operations Systems and Intelligent Network Divisions. Prior to joining Lucent, Sabella held various senior management positions at AT&T and Paramount Pictures. He most recently served as president and CEO of Citadon, previously Bidcom, Inc.

    "I am delighted to join an organization of Tumbleweed's caliber," said Doug Sabella, president and chief operating officer, Tumbleweed Communications Corp. "The solutions that Tumbleweed delivers are critical to every company who wishes to manage online communications and exploit the business potential within those systems. I'm looking forward to working with Jeff and the entire Tumbleweed team to make our solutions ubiquitous throughout the global markets we serve."

    Dr. Deborah Rieman (formerly Deborah Triant) joins the Tumbleweed Board of Directors today, with a great depth of experience in the software industry. Until May 1999, Dr. Rieman was the President and Chief Executive Officer of CheckPoint Software Technologies, Inc., an Internet security software company. Prior to joining CheckPoint, Rieman held various executive and marketing positions with Adobe Systems, Inc., Sun Microsystems, Inc. and Xerox Corporation. Dr. Rieman currently manages a private investment fund and serves on the Boards of Directors of Corning, Incorporated; Altera Corporation and Alchemedia Corporation.

    "Deborah will make a vital contribution to Tumbleweed's board, with her deep management experience and her comprehensive understanding of the Internet security marketplace," said Smith. "We are thrilled to add both Deborah and Doug's skills to the group of talented directors that guide Tumbleweed's growth."

Tumbleweed Communications Corp.

    Tumbleweed Communications (NASDAQ: TMWD) is a leading provider of mission critical messaging solutions that enable organizations to manage and secure online business communications and processes. Tumbleweed's customers use the company's solutions to define secure communication networks, to centrally control and monitor the corporate communications stream and to create a foundation for automated preparation and secure Internet delivery of sensitive business information. Companies that rely on Tumbleweed Communications solutions include American Express, Chase Manhattan Bank, Chevron, Datek Online, the European Union's Joint Research Council, FDA, John Deere, Merrill Lynch, Nike, Northern Trust, NTT, Salomon Smith Barney, Travelers, United Parcel Service, and seven of the world's largest postal services. Tumbleweed Communications was founded in 1993 and is headquartered in Redwood City, CA.

    Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected, particularly with respect to Tumbleweed's markets and growth opportunities. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. For further cautions about the risks of investing in Tumbleweed, we refer you to the documents Tumbleweed files from time to time with the Securities and Exchange Commission, particularly Tumbleweed's Form S-1 filed July 26, 2000, Form S-4 filed August 3, 2000, Form 10-K filed March 30, 2000, and Form 10-Q filed November 14, 2000. Tumbleweed assumes no obligation to update information contained in this press release.

# # #

For More Information:

For Media:

Lisa Poulson
Tumbleweed Communications
650-216-2020
lisa.poulson@tumbleweed.com

Lynn Stadler
Herman Communications
805-962-9992
lstadler@silcom.com

For Investors:

Jennifer Ruddock
Tumbleweed Communications
650-216-2129
jennifer.ruddock@tumbleweed.com

QuickLinks

Tumbleweed Adds Depth to Executive Management Team